Harman International
PRESS RELEASE

January 25, 2006	FOR IMMEDIATE RELEASE
Contact: Greg Henry
Harman International Industries, Incorporated
202-393-1101

HARMAN INTERNATIONAL
REPORTS RECORD SECOND QUARTER RESULTS

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced record results for the second quarter and six months ended December 31, 2005.  Net sales for the quarter were $832.6 million, a 6 percent increase compared to $788.6 million last year, or 12 percent exclusive of foreign currency translation.  Operating income for the three months was $115.9 million, 16 percent higher than the $99.5 million in the second quarter last year.  Exclusive of foreign currency translation, operating income increased 25 percent.  Earnings per diluted share were $1.07 compared to $0.92 a year ago, an increase of 16 percent.  Excluding foreign currency translation, earnings per diluted share increased 25 percent.

For the six months ended December 31, 2005 net sales were $1.587 billion compared to $1.480 billion, an increase of 7 percent.  Exclusive of foreign currency translation, net sales increased 11 percent.  Operating income for the period was $194.1 million, a 20 percent increase versus $161.4 million last year, or 26 percent excluding foreign currency translation.  Earnings per diluted share for the six months were $1.86 compared to $1.40 in the prior year period, an increase of 33 percent.  Excluding foreign currency translation, earnings per diluted share were 39 percent higher.

Automotive sales were $547.6 million for the second quarter, an increase of 2 percent versus the same period last year.  Exclusive of foreign currency translation, Automotive sales would have been 9 percent higher than a year ago.  Our Automotive segment absorbs most of the company’s translation exposure.  Consumer sales increased 22 percent to $155.0 million.  Professional sales were $130.0 million, an increase of 5 percent compared to the prior year period.

Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer, commented:

“We achieved excellent results for the second quarter and first half of fiscal 2006.  Despite unfavorable foreign currency translation, each of our three operating groups had a strong first half.  Automotive continues to invest in research and development to fuel the growth of our expanding infotainment business.  Consumer multimedia products continued their vigorous growth. Although hampered by product shortages around the

January 25, 2006

world, sales increased 144 percent compared to the first six months last year.  Professional did well with a solid array of products linked by the HiQnet protocol.  During the first six months of this fiscal year, we repurchased 1,341,300 shares of our outstanding common stock for $119 million.

Harman/Becker has been selected by the BMW Group as the supplier to enter into final contract negotiations to develop its next generation infotainment headunit with introduction planned in three to four years.  The development, based on Harman-Becker’s scalable platform, has begun and finalization of the development contract is in process.  Harman has also received the award for the 2009 Mercedes-Benz E Class mid-level infotainment system and for its sound system, branded Harman/Kardon.

We look forward to the second half of fiscal 2006 and reiterate our expectation that at current exchange rates, we will earn $3.85 per diluted share for the fiscal year.”

At 4:30 p.m. EST today, Harman International will host an analyst and investor conference call to discuss the results for the three and six months ended December 31, 2005 and to offer management’s outlook for future periods.  To participate in the conference call, please dial (877) 777-1973 or for international calls dial (612) 332-0107 prior to 4:30 p.m. EST.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EST.  The replay will be available through February 2, 2006.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 815075.

AT&T will also be web-casting the presentation.  The web-cast can be accessed at http://65.197.1.5/att/confcast , enter the Access Code:  815075 and then click Go.  There will also be a link to the web-cast at www.harman.com.  Participation through the web-cast will be in listen-only mode.  If you need technical assistance, call the toll-free AT&T Help Line at 1-888-793-6118 (678-749-8002 for international customers).  An archive will be available for 30 days following the presentation.

January 25, 2006

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the automotive, consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:  Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence, a rise in interest rates affecting consumer spending, automobile industry sales and production rates, the loss of one or more significant customers, including our automotive customers, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and those of our customers or common carriers, general economic conditions and other risks detailed in filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2005	2004	2005	2004

Net sales	$832,645	788,587	1,587,293	1,480,293
Cost of sales	526,876	510,097	1,015,229	980,404

Gross profit	305,769	278,490	572,064	499,889

Selling, general and administrative expenses	189,909	178,978	378,011	338,452

Operating income	115,860	99,512	194,053	161,437

Other expenses:
Interest expense, net	4,558	2,600	8,397	5,967
Miscellaneous, net	1,156	699	1,770	4,214

Income before income taxes and minority interest	110,146	96,213	183,886	151,256

Income tax expense	37,968	30,788	57,741	52,159
Minority interest	(357)	---	(357)	---

Net income	$72,535	65,425	126,502	99,097

Basic earnings per share	$1.10	0.97	1.92	1.48
Diluted earnings per share	$1.07	0.92	1.86	1.40

Shares outstanding – Basic	65,771	67,361	65,944	66,777
Shares outstanding – Diluted	67,948	70,942	68,185	70,592

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	December 31,	December 31,
	2005	2004

ASSETS

Current assets
Cash and cash equivalents	$394,499	270,188
Investments	---	29,750
Accounts receivable	418,579	402,351
Inventories	321,331	326,331
Other current assets	158,168	108,467

Total current assets	1,292,577	1,137,087

Property, plant and equipment	473,356	495,220
Goodwill	350,707	376,618
Other assets	164,805	130,792

Total assets	$2,281,445	2,139,717

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$1,735	3,548
Current portion of long-term debt	3,001	865
Accounts payable and accrued liabilities	742,049	638,905

Total current liabilities	746,785	643,318

Borrowings under revolving credit facility	75,000	---
Long-term debt	322,893	335,450
Other non-current liabilities	69,052	79,010

Total shareholders’ equity	1,067,715	1,081,939

Total liabilities and shareholders’ equity	$2,281,445	2,139,717